Exhibit 23.2

Exhibit 23.2 Letter regarding unaudited financial information from the Independent Registered Public Accounting Firm Securities and Exchange Commission 100 F Street, N.E. Washington, DC 20549 July 29, 2022 Commissioners: We are aware that our report dated July 29, 2022 on our review of interim financial information of Credit Suisse AG and its subsidiaries (the “Bank”), which appears in this Current Report on Form 6-K, is incorporated by reference in the Registration Statement on Form F-3 (No. 333-238458) and in the Registration Statements on Form S-8 (No. 333-101259, No. 333- 208152, and No. 333-217856) of the Bank. Pursuant to Rule 436(c) under the Securities Act of 1933 (the Act), such report should not be considered a part of such registration statements, and is not a report within the meaning of Sections 7 and 11 of the Act. Very truly yours, /s/ PricewaterhouseCoopers AG